Exhibit 10.15

[Form of Release]

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT ("Agreement") dated as of the ______ day of ___________, 20____,

BY AND BETWEEN

II-VI INCORPORATED,

a Pennsylvania corporation ("Employer")

AND

_______________________________, an individual, ("Employee")

W I T N E S E T H:

WHEREAS, Employee has been employed by Employer as a _____________;

WHEREAS, effective as of ___________, 20__ (the “Separation Date”), Employee's position with Employer has been terminated; and

WHEREAS, the parties desire to meet and conclude certain aspects of the employment relationship.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto for themselves and their respective heirs, personal representatives, successors and assigns, hereby agree as follows:

1.Releases.

(a)Employee, for Employee and Employee’s heirs, administrators, and assigns, irrevocably and unconditionally generally releases and forever discharges any causes of action or claims, known or unknown (including, but not limited to, claims for attorneys’ fees, expenses and/or costs) that Employee has or may have against (a) Employer, (b) its or their past or present parents, affiliates or subsidiaries and/or any of their predecessors or successors and (c) the current and former directors, owners, administrators, shareholders, managers, agents, and officers of Employer (collectively referred to as "Company”) and expressly waives and releases Company from any and all claims, grievances, actions and causes of action, at law or in equity, contract or tort, including negligence, or any other cause or claim that has or may have or could be brought before any federal, state, local or municipal court directly or indirectly relating to or connected with Employee's employment with Company, Employee’s termination from employment with Company, or the facts, circumstances, actions or inactions arising out of or relating to any aspect of Company's treatment of Employee until the date of this Agreement. Without limitation of the foregoing general terms, this release includes, but is not limited to, claims (including for costs and attorneys’ fees) arising from any alleged violation of any federal, state or local statutes, ordinances, executive orders, or common law principles relating to tort law, education, employment, the payment of wages and benefits, educational benefits, training, or any other claims relating to or arising from, in connection with or during Employee’s employment and/or affiliation with Company, including but not limited to, claims arising under the Civil Rights Act of 1964 as amended, including Title IX, 20 U.S.C. § 1687, Title VI, 42 U.S.C. § 2000(d), and Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, the Employment Retirement Income Security Act (ERISA), the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, as amended (ADEA), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Equal Pay Act of 1963, the Immigration and Nationality Act, the Older Workers Benefit Protection Act, the Family and Medical leave Act (FMLA), the Pennsylvania Human Relations Act, the Pennsylvania Prevailing Wage Act, the Pennsylvania Minimum Wage Act of 1968, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, whistle-blower, and any and all common law claims, including but not limited to, all other forms of employment discrimination, wrongful termination, retaliatory discharge, breach of express, implied, or oral contact, interference with contractual relations, commission of tort, fraud, defamation, and slander based on any act, transaction, circumstance or event contemporaneous with, or prior to, the date of this Agreement.  This release also expressly includes any pension or benefit plans of Company and/or the past or present officers, directors, trustees, administrators, agents and employees of Company or of any Company benefit plan, for any actions up to and including the date hereof and the continuing efforts thereof, except for the performance of the provisions of this Agreement and except for the payment of any vested pension benefits to which Employee may be entitled, if any, under the express provisions of the Company pension plan, subject to ERISA's vesting requirements.  It is the intention of Employee to effect a general release of all actual and potential claims as of the date of this Agreement.  Provided, however, that nothing contained in this Agreement shall prevent Employee from challenging the validity and legality of the release under the ADEA.

(b)Employee agrees that Employee will not initiate or cause to have initiated or be a party to any legal action against Employer, except to the extent necessary to enforce any remaining aspect of the Agreement or as specifically excluded in this Paragraph 1(b) or in Paragraph 1(a) above.  In the event that Employee brings or causes to bring any action against Company that Employee has agreed in the preceding sentence not to bring or should Company prevail in any claim of a breach of this Agreement, Employee will indemnify and hold the Company harmless from and against all costs incurred in connection with defense or prosecution of the legal action, including attorneys' fees.  Company will be entitled to all damages available at law or equity in addition to its costs of defending or prosecuting such action.  The Employee’s right to file a charge of discrimination with the Equal Employment Opportunity Commission or similar agency and Employee’s right to challenge the validity and legality of the release in paragraph 1(a) under the ADEA are expressly excluded from the Employee’s promise not to bring any legal action against the Company.  However, if any charge, complaint, lawsuit or administrative claim is filed by or in the name of Employee or on Employee’s behalf with the Equal Employment Opportunity Commission, the Pennsylvania Human Relations Commission, or any other similar administrative agency or organization, or in any other forum, against any of the persons or entities released in this Agreement, based upon any act or event which occurred on or before the date Employee signed this Agreement, Employee will not seek or accept any personal relief, including but not limited to any award of monetary damages or reinstatement to Employee’s employment with Employer.  (Provided, however, that this provision shall not apply to a claim for damages under the ADEA in the event that the Agreement is declared invalid with respect to the waiver of all ADEA claims.  If successful on such a claim, however, any monetary damages obtained by Employee shall be offset by the monies paid under the Agreement, together with all allowable interest thereon.)

(c)As of the date of execution of this Agreement, the Employee represents and warrants that Employee knows of no work-related injury, illness, or condition sustained during Employee’s employment with Employer.  As of the date of execution of this Agreement, Employee further represents and warrants that Employee knows of no condition or event that would entitle him to benefits under the FMLA.

(d)As of the Separation Date, Employee has ___________ (____) earned and unused vacation days, having a gross value of ________________________ ($________). This amount, from which all required taxes and withholdings shall be deducted, shall be paid in the Employee’s final paycheck as an active employee.  Employee acknowledges that with the payments set forth in this Paragraph 1(e), the Employer shall have paid him in full.  The Employee also represents that Employee knows of no claim that would entitle him to relief under the Fair Labor Standards Act.

(e)Employee agrees that the lump sum payment set forth in Section 2(a) above exceeds any amounts Employee is entitled to receive and shall be sufficient consideration for all of the Employee’s agreements, obligations, covenants, and releases contained in this Agreement.  Employee further agrees that the Employer has no plan or practice of paying severance.

(f)[Equity Options to be addressed in conformity with Employment Agreement and other applicable agreements and plans.  Or the fact that Employee holds no equity options arising out of or relating to his/her employment with Employer that are vested or exercisable is expressly noted.]

(g)Effective _____________, neither party shall be required to perform under any agreement related or ancillary to Employee’s employment with Employer, including, without limitation, __________, except as expressly set forth in this

Agreement.  Employee shall cease to perform any duties for the Employer, and shall cease to represent that Employee is a current employee of Employer, effective _________________. [Blanks are intended to address any transition matters that might be required, if any.]

2.	Wage Payments, Severance Payments and Benefits.

In consideration of the representations and covenants of Employee contained in this Agreement, Employer agrees to do the following:

(a)[Insert applicable severance payments from Section 8 of Employment Agreement]

(b)[Address any severance or other payment issues, if any, created by contract, applicable law]

(c)Employer agrees not to contest Employee's application for unemployment compensation unless (i) Employee becomes employed; or (ii) the Employee provides inaccurate information in Employee’s application for benefits.  The parties agree that the reason for Employee’s unemployment for purposes of seeking unemployment compensation benefits shall be “elimination of position.”

(d)Nothing contained in this Agreement or the payments and benefits contemplated in it shall be interpreted to be inconsistent with the fact that Employee’s employment with Employer was terminated for all purposes on the Separation Date.  Employee further acknowledges that the payments set forth in Paragraph 2 do not constitute any type of admission by Employer.

3.Returning Company's Property and Maintaining Confidentiality.

Employee agrees to return all Company property and confidential and proprietary information which may be in Employee’s possession including, but not limited to supplier lists, proprietary, confidential or secret information, customer lists, customer file information, product information and data, financial matters, competitive status, organizational matters, technical capabilities, marketing and distribution plans, customer or supplier data, strategies, processes, books, computer hardware, software, diskettes, notes, reports, work products, and any other information prepared for Employer by him or at Employee’s or Employer's direction (collectively, “confidential and proprietary information”). Employee shall also delete all confidential and proprietary information from any personal electronic files, including, without limitation, information or files maintained in any personal computer, PDA, blackberry or other electronic device.  Such deletions shall be done in a manner that will not allow them to be recovered or duplicated.  All such property shall be returned and deletions made by the Effective Date. Employee further agrees not to use or apply confidential and proprietary information for Employee’s own advantage or for the benefit of any person or entity except Employer and its affiliates and agrees not to disclose, divulge or disseminate confidential and proprietary information or any other customer or product information to anyone not affiliated with Employer, except with the prior written consent of Employer.  Employee also agrees to provide Employer with all passwords that Employee uses in connection with Employee’s employment to allow Employer to have access to all information to which Employee has access and to comply with all exit routines, including check lists, that the Employer normally uses in connection with terminations from employment.

4.Opportunity to Review and Revoke.

Employee acknowledges that this Agreement contains a complete waiver and release of claims of age discrimination under, among other statutes, the ADEA and that Company offered Employee a period of at least twenty-one (21) days within which to consider this Agreement.  Employee acknowledges that 21 days is a reasonable period of time to review this Agreement, but that Employee may voluntarily elect to sign this Agreement earlier. Employee further acknowledges that Employee has been advised and has had a full and fair opportunity to consult with an attorney of Employee’s choosing.  Within a period of seven (7) days following the execution of this Agreement, Employee may revoke this Agreement by delivery (in person or by certified mail) of a written notice revoking the same, to David G. Wagner, Vice President, Human Resources, II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, PA 16056.  The notice must be received within the said seven (7) day period.  This Agreement shall not become effective or enforceable until that date on which the seven-day revocation period has expired without a revocation of this Agreement (the “Effective Date”).  Employee fully understands the terms and significance of this Agreement including the release contained within it, and Employee particularly understands that Employee is waiving and releasing any and all claims against the Company.

5.Continuation of Restrictive Covenants.

Employee acknowledges and agrees that during Employee’s tenure at Employer, Employee has been entrusted with confidential and proprietary information relating to Company, its products, business, and marketing and strategic plans.  During and solely as a result of Employee’s employment with Employer, Employee has also developed close relationships with Company’s employees, consultants, customers and suppliers and has generally become strongly identified with Employer in the marketplace.  In recognition of Company’s legitimate interest in protecting, inter alia, its confidential and proprietary information and business relationships, Employee agrees that Sections 4, 5, 6, and 7 of the Employment Agreement dated ____ remain in full force and effect.  [Note:  Need to conform paragraph references to final version of Employment Agreement and to any version of Confidentiality/Non-Compete Agreement that Employee executes.]  Employee agrees that to the extent that additional consideration is required, the payments and benefits Employee shall receive under Paragraphs 2 of this Agreement are full and adequate consideration for the continued enforcement of the promises contained therein. Employee further agrees that all provisions of the Confidentiality/Non-Compete Agreement, including its restrictions upon competition, are fully enforceable notwithstanding and regardless of the circumstances of Employee's departure from Employer's employment.

6.Inventions and Intellectual Property.

As of the date of execution of this Agreement, Employee has disclosed to Employer any and all developments, discoveries, inventions, enhancements, modifications and improvements ("Inventions") created or developed by Employee alone or with others during the term of Employee’s employment, whether or not during working hours and whether on the Employer's premises or elsewhere. Employee further agrees that Employee  will reduce such disclosure to a detailed writing upon request by Employer.  Employee agrees to assign and does hereby assign to Employer all rights in the Inventions.  Employee agrees to execute and deliver to Employer any instruments Employer deems necessary to vest in Employer the sole title to and all exclusive rights in the Inventions.  Employee agrees to execute and deliver to Employer all proper papers for use in applying for, obtaining, maintaining, amending and enforcing any legal protections as the Employer may desire.  Employee further agrees to assist fully the Employer or its nominees in the preparation and prosecution of any litigation connected with the Inventions.  If Employer is unable because of Employee's mental or physical incapacity or for any other reason (including, but without limitation, Employee's refusal to do so after request therefor is made by Employer) to secure Employee's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions belonging to or assigned to Employer pursuant to the Agreement, then Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee's agent and attorney-in-fact to act for and in Employee's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Employee.  Employee's obligations and covenants in this Paragraph will be binding upon Employee's heirs, legal representatives, successors and assigns. Employee represents that Employee is not the owner of any patents.  Any patent, patent pending, copyright, trademark, trade name, invention, writing, drawing and the like which has been previously made by or conceived by Employee or which occurred under Employee management in connection with Employee’s prior employment is believed to be the property of the prior employer and/or its assigns and is not owned by Employee.

7.Non-Disclosure.

Employee agrees to keep confidential and not discuss, disclose, or reveal, directly or indirectly, the terms of this Agreement to any person, corporation, or entity with the exception of the members of Employee’s immediate family, any person from whom Employee legitimately seeks financial or tax advice, and/or any person consulted by Employee prior to Employee signing this Agreement to understand the interpretation, application, or legal effect of this Agreement, who (prior to disclosure to them) shall likewise agree to maintain the confidentiality of this Agreement.  It shall be deemed a material breach of this Agreement for Employee to disclose or reveal the existence of this Agreement or any of the terms hereof to anyone in violation of the confidentiality provisions of this Agreement.

8.Non-Disparagement.

Outside of Employee’s immediate family and Employee’s legal counsel, Employee shall not make any negative comment, written or oral, concerning Company to anyone including, without limitation, current, former, or potential suppliers or customers of Company.  Should any person seek a reference for or inquire about Employee from Employer, any and all such inquiries and references shall be directed to David G. Wagner, Vice President, Human Resources, who shall be the sole and exclusive person permitted to respond.  The only reference that shall be given shall be in the form of confirming dates of employment and last title and salary level.

9.Miscellaneous.

(a)There are no understandings between the parties regarding this Agreement other than as specifically set forth herein and there have been no promises, inducements or commitments made to or by Employer in conjunction with this Agreement that are not explicitly set forth herein.

(b)This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and the termination of such employment and contains all of the covenants and agreements between the parties with respect to such employment and the termination thereof.  No alterations, amendments, changes or additions to this Agreement will be binding upon either Employer or Employee unless reduced to writing and signed by both parties.  No waiver of any right arising under this Agreement made by either party will be valid unless given in writing and signed by both parties.

(d)This Agreement is binding upon the parties hereto and their respective heirs, personal representatives, successors, affiliates and assigns.

(e)By Employee’s execution of this Agreement, Employee expressly understands, covenants and agrees that Employee will not apply for or seek in any way to be employed, hired, recalled or reinstated by the Company now or in the future; and Employee covenants and agrees that Company will not ever be obligated to employ or reemploy him or engage Employee’s services.

(f)The provisions, including individual terms and phrases, of this Agreement are severable.  Any provision of this Agreement or portion thereof which is held to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining portion of any such provision or this Agreement as a whole, and without affecting the validity or enforceability of such provision in any other jurisdiction.

(g)All parties represent and warrant that each is fully capable of performing all obligations required under this Agreement and has not assigned or otherwise alienated any right or obligation that in any manner would reduce or undermine the full implementation and effect of this Agreement.

10.Right to Seek Counsel of Attorney.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS FULLY READ AND FULLY UNDERSTOOD THIS AGREEMENT; THAT EMPLOYEE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS AGREEMENT; THAT EMPLOYEE WAS GIVEN THE OPPORTUNITY TO REVIEW THIS AGREEMENT WITH LEGAL COUNSEL OF EMPLOYEE’S CHOICE BEFORE SIGNING IT, AND THAT EMPLOYEE WAS  ENCOURAGED AND ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING IT.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have set their hands and seals on this date, ______________, 20___.

[EMPLOYEE]	II-VI INCORPORATED

By: